Contract for Joint Venture
Between
Hebei Huaxing Pharmaceuticals Co., Ltd.
And
Kiwa Bio-Tech Products Group Corporation

Chapter 1 General Rules

According to “Law of the People's Republic of China on Chinese-Foreign Joint Ventures,” “Company Law of the People’s Republic of China” and other applicable regulations and based on principles of equality and mutual benefit, after discussion, Hebei Huaxing Pharmaceuticals Co., Ltd. and Kiwa Bio-Tech Products Group Corporation agreed to jointly make investment to set up a joint venture - Hebei Kiwa Huaxing Bio-Pharmaceuticals Co., Ltd. in Shijiazhuang City, Hebei Province, P.R. China. Both parties have made the contract as follows.

Chapter 2 Parties for Joint Venture

Clause 1.  The parties are as follows:

Hebei Huaxing Pharmaceuticals Co., Ltd ( hereinafter referred to as “Party A” ) , a company established and existing under laws of P.R. China with its legal domicile in No. 3 (Fu), Xuefu Road, Qiaodong District, Shijiazhuang City, Hebei Province.

Legal representative: Li Ruijun, Chairman of the Board of Directors. Nationality: Chinese.

Kiwa Bio-Tech Products Group Corporation(hereinafter referred to as “Party B”), registered and existing in DELAWARE State, U.S.A. with its legal domicile in 415 West Foothill Blvd, Suite206 Claremont, California, U.S.A.

Legal representative: Li Wei, Chairman of the Board of Directors. Nationality: Chinese.

Chapter 3 Establishment of Joint Venture

Clause 2.  Both parties agreed to set up a joint venture (hereinafter referred to as “the joint venture”) in China in accordance with “Law of the People's Republic of China on Chinese-Foreign Joint Ventures” and other applicable regulations.

Clause 3. Name of the joint venture: Hebei Kiwa Huaxing Bio-Pharmaceuticals Co., Ltd.

Domicile:No. 3 (Fu), Xuefu Road, Qiaodong District, Shijiazhuang City, Hebei Province, China.

Clause 4.  Applicable Chinese laws, regulations and rules shall be observed for all activities of the joint venture.

Clause 5.  The joint venture is a liability limited company. Each party shall take responsibilities for liabilities of the joint venture, share profits and bear risks and loss in proportion of its ownership to the joint venture.

Chapter 4 Purpose, Scope and Scale of Production and Operation

Clause 6.  Purposes of the joint venture: to fully use Party A’s market network and reserved products, and Party B’s advantages in funds and technology to develop new animal medicine and expand market shares so as to gain satisfactory economic benefits for both parties.

Clause 7.  Scope of operations: (1) Research, develop, produce and marketing of animal medicine; (2) Technological development, transference and technical license utilization.

Chapter 5 Total Amount of Investment, Registered Capital and Investment made by Each Party

Clause 8.  Total amount of investment of the joint venture is USD 2,700,000.

Clause 9.  Both parties shall invest USD 2,110,000 in total, among which USD 1,920,000 as registered capital of the joint venture and the remaining balance of USD 190,000 as investment premium of Party B.

Clause 10. Methods and proportion of investments made by each party:

(1)
Party A shall invest USD 576,000, all of which constitutes its 30% of registered capital, which means Party A holds 30% ownership of the joint venture. Party A’s investment to the joint venture is based on its asset appraisal value RMB 4,200,000 (appraisal benchmark date: December 31, 2007), certified by the appraisal firm and confirmed by both parties. The exchange rate (1US dollars = RMB 7.3046) is the trading price on December 31, 2007. The asset appraisal report is Exhibit A to the contract thereto.

(2)
Party B shall invest USD 1,534,000 in cash, among which USD 1,344,000 constitutes 70% of registered capitals which means Party B holds 70% ownership of the joint venture. The remaining balance of USD 190,000 shall be deemed as premium, recorded as additional paid-in capital in the joint venture’s book. Such premium is the consideration of Party A’s existing marketing and sales network.

Clause 11. All legal procedures for the investment to be made by Party A, including but not limited to transference of the lessee of Party A’s existing lease agreement of site of operation to the joint venture, transference of beneficiary of GMP license for production of animal medicine, all animal medicine manufacturing license, approval numbers of animal medicine products, of the beneficiary of registered trademark “Jinxing” to the joint venture, shall be completed within two months after issuance of business license to new joint venture by relevant authority.

Party B’s investment shall be made in installments: 25% shall be made within one month after issuance of business license and another 25% shall be made within two months after issuance of business license. The remaining shall be made within one year after issuance of business license.

Clause 12. In case that any party transfers its part or whole ownership to any third party, consent of the other party shall be obtained and approval shall be gained from the authorities. Either party has the priority to purchase the ownership transferred by the other party.

Chapter 6 Commitment and Responsibility of both Parties

Clause 13. Representations and Warranties of Party A

(1)  Party A has undertaken internal approval procedures for investing and setting up joint venture under Chinese laws and its articles of incorporation, including approvals of shareholders meeting and board of directors.

(2)  Party A promised being in possession of statutory licenses for production and sales of animal medicine required by Chinese laws, regulations and policies, including but not limited to animal medicine manufacturing license, approval numbers of animal medicine products, some of which are held through its related parties. Such licenses shall be changed to the joint venture within two months after establishment of the joint venture in order to ensure the joint venture to have such statutory licenses for production and sales of animal medicine required by Chinese laws, regulations and policies.

(3)  Party A undertakes authenticity, accuracy and integrality of all materials such as legal document and financial data provided during due diligence by Party B and asset appraisal by asset appraisal firm.

(4)  Party A made the following promises regarding its investments:

( i )  It possesses entire proprietary of the assets, contained in the assets appraisal report, as its investment to the joint venture. These assets had not been used as collateral or pledge against any indebtedness.

( ii )  Inventory can be utilized during normal course of business of the joint venture.

( iii )  Party A shall make up in cash the accounts receivables, which has been invested by Party A but not been settled within one year after issuance of business license, except those cancelled by the Board of Directors of the joint venture and treated as sales commission. The corresponding creditor’s rights shall be transferred to Party A. The appraisal report has provided 10% of bad debt provision against Party A’s account receivables, RMB 148,000, which has not been contained in Party A’s investment. If the joint venture collect full amount of accounts receivable in the future, Party B agrees the joint venture deliver this amount to Party A.

( iv )  Guarantee good conditions and normal operation of production facilities to be invested to the joint venture.

( v )  Validity of lease agreement of land use right of joint venture’s site of operation to satisfy the normal utilization of buildings, constructions and underground works during the period of joint venture set forth in clause 42. In case that the lessor revokes the lease agreement prior to the due date and renewal cannot be achieved, for any reason (exclusive of force majeure set out in Clause 53), Party A shall pay compensations to joint venture in cash. The compensation shall be calculated on a pro rata basis, in accordance with the proportion of unexecuted term of the joint venture period and total period.

( vi )  Except for liabilities presented in the asset appraisal report, no liabilities and warranty (if any) made by Party A, its shareholders or relevant parties before establishment of the joint venture, shall be taken by the joint venture.

( vii )  To ensure funds invested by Party B have been employed in joint venture’s operation, Party A promises that it has extended the due date of the liabilities listed in Exhibit B prior to this agreement. In case creditors of the liabilities listed in Exhibit B claims settlement prior to the extended date due to Party A’s failure in obtaining creditors’ consent of extend, Party A shall be responsible for the settlement.

(5)  Party A shall made every possible effort to ensure pass Party A’s existing market system, network, sales team to the joint venture; during the period of joint venture, except for services for the joint venture, Party A, its shareholders or related parties shall not conduct businesses same as or identical to the joint venture in any way so as to avoid horizontal competition.

(6)  Party A promised to operate its business and manage its assets as investment bona fade before establishment of the joint venture to avoid the assets from being devalued; in case of devalue, Party A shall make it up in cash; profit generated from the operation during the benchmark date of asset appraisal date and the date of joint venture’s establishment shall belong to Party A. Further, Party A shall keep complete accounting records from the benchmark date of asset appraisal (December 31, 2007) to the date of the joint venture establishment. When establishing, the assets invested, together with accounting records shall be delivered to the joint venture.

(7)  Party A shall provide assistance to go through procedures with relevant authorities, such as application for approval, registration and etc.

(8)  Party A shall be responsible for any other issues entrusted by the joint venture.

Clause 14. Representations and Warranties of Party B

(1)  Party B has undertaken internal approval procedures for investing and setting up joint venture under laws and its articles of incorporation, including approval of the board of directors.

(2)  Party B shall make the investment on schedule in accordance with the provisions set forth in Clauses 10 and 11.

(3)  After establishment of the joint venture, Party B agreed to apply for “Registration Certificate of New Animal Medicine” and “Approval Number of Animal Medicine Product” for its AF-01 anti-viral aerosol technology under the name of the joint venture. Therefore, necessary arrangement for experiment, construction and certification of production facilities shall be contained in the plan of the joint venture’s new product development and operation plan. Payment for technical license fee may be made as compensations for Party B’s AF-01 anti-viral aerosol technology. Both parties shall enter into other agreement(s) for license application matters and distribution of profit.

(4)  Party B shall be responsible for handling other issues entrusted by the joint venture.

Chapter 7 Board of Directors

Clause 15. The joint venture shall set up Board of Directors on the date when relevant authorities issues business license to the joint venture.

Clause 16. The Board of Directors shall be made up of five directors, among which two Directors shall be appointed by Party A and the remaining three directors shall be appointed by Party B. The Chairman of the Board of Directors (“Chairman”) shall be appointed by Party B; and the Vice Chairman of the Board of Directors (“Vice Chairman”) shall be appointed by Party A. Term of members of the Board, the Chairman and Vice Chairman shall be four years, which can be extended subject to the appointment of the party.

Clause 17. The Board of Directors is the paramount of the joint venture. Scope of authorities of the Board of Directors shall be as follows:

(1)  To ratify annual business plan, annual budget and report of operations;

(2)  To ratify annual financial report and plan of profit distribution;

(3)  To approve bylaws of the joint venture;

(4)  To pass resolution of establishment or repealing of branch;

(5)  To pass resolution of appointment or dismissal of General Manager and Vice General Manager;

(6)  To pass resolutions on disposal of principal assets;

(7)  Acquire or provide loans to any third party ( including shareholders or their related parties ) ;

(8)  Provide collateral or pledge to any third party’s indebtedness ( including shareholders or their related parties ) ;

(9)  Make amendments to the articles of incorporation of the joint venture;

(10)  Pass resolutions on increase or decrease amount of registered capital of the joint venture;

(11)  Pass resolutions of merge with other entities;

(12)  Terminate or extend joint venture period;

(13)  Pass resolutions on liquidation after termination or expiry of the joint venture;

(14)  Other principal issues.

Clause 18. The resolutions on issues sets forth by items (9) to (12) of Clause 17 hereof shall be passed unanimously by all the members of the Board of the Directors; Resolutions on other issues thereto shall be passed at least by half members of the Board of Directors.

Clause 19. The Chairman is the legal representative of the joint venture. The chairman shall have the authority of signing documents on behalf of the joint venture. In accordance with the authorization of the Chairman, other members of Board of Directors are entitled to sign documents on behave of the joint venture during the absence of the Chairman.

Clause 20. Board meeting shall be held at least once a year (annual meeting). Venue of the meeting shall be the domicile of the joint venture or other place designated by the Board of Directors. The Chairman shall call for and emcee the meeting. Upon proposal by two or more directors, the Chairman shall call for a temporary Board meeting.

Clause 21. Notice for board meeting shall include date, venue, agenda and be sent out to all directors by fax or email five days prior to the meeting. Minutes of meeting shall be archived into files.

Clause 22. Each director has one ticket of voting right. Annual meeting and temporary meeting is valid only when four directors participate.

Clause 23. Both parties are obligated to ensure directors it appointed to attend annual meeting and temporary meeting. In case any director cannot attend the board meeting for any reason, the director shall issue a proxy to other people to attend the board meeting. In the event that a director fails to attend a board meeting in person and appoint others on behalf of him (her) to attend it after the Chairman sends the meeting notice of the same proposal to him (her) twice, the resolution is deemed to be voted for by the director when he (she) fails to respond.

Chapter 8 Operation and Management Organs

Clause 24. The joint venture shall set up relevant management organs in charge of its daily operation, which constitutes General Manager, Chief Financial Officer and Vice General Manager.

Clause 25. The system of job responsibility of General Manager under the Board of Directors is adopted by the joint venture. General Manager shall be responsible for carrying out all resolutions of the Board of Directors, organizing and supervising daily operations and administration of the joint venture. General Manager shall be nominated by the Chairman and appointed by the Board of Directors. The Chairman shall be responsible for appointment, dismissal and examination of General Manager’s performance. Both parties could recommend candidate for General Manager.

Clause 26. The Chief Financial Officer of the joint venture shall be appointed by Party B. The Chief Financial Officer shall be directly report to the Chairman of the joint venture and Chief Financial Officer of Party B. Chief Financial Officer of the joint venture have the responsibility of providing necessary assistance to General Manager to perform his (her) duties. Chief Financial Officer of the joint venture shall be responsible for personnel arrangement ( cashier shall be appointed by Party B and one accountant may be appointed by Party A ) , daily financial management and examination of employee performance of finance and accounting department.

Clause 27. Board of Directors of the joint venture reserves the following rights. General Manager or Chief Financial Officer shall submit proposals regarding the following issues to the Board of Directors for approval, or approval from the Chairman subject to the authorization of Board of Directors:

(1)  Amendment of annual business plan or annual budget, or making expenditures or suffering liability on specific issues, if actual settlement amounts exceeding more than 10% of the approved amounts.

(2)  Transactions of acquiring or bettering property, plant and equipment not included in the annual business plan or budget with a single payment exceeding RMB 10,000 Yuan or monthly accumulated amount exceeding RMB 20,000 Yuan.

(3)  Entering into any single transaction of sales or purchase, with the amount exceeding RMB500,000 during normal course of business.

(4)  Entering into any single transaction purchasing services including but not limited to advertisement, management consultant, market plan, etc. of which the amount (through one transaction or a series of relevant transactions) exceeds RMB 70,000 Yuan.

(5)  Loans to any third party, excluding advanced payment for business travel expenses, or prepayment under purchase agreement.

(6)  Directly or indirectly provide collateral or pledge to any indebtedness of any third party.

(7)  Acquiring any stocks or securities.

(8)  Entering into any other contract or commitment rather than ordinary course of business of the joint venture.

Clause 28. Several Vice General Managers may be appointed subject to demand of business management to assist General Manager. Vice General Managers shall be nominated by General Manager and appointed by the Board of Directors.

Clause 29. The joint venture may set up several departments. Department Managers shall be in charge of corresponding management functions, execute tasks assigned by General Manager and Vice General Managers.

Clause 30. General Manager, Chief Financial Officer and Vice General Managers shall not be any part time or full time employee of other entities, or engage in any other commercial activities which compete with the joint venture.

Clause 31. Party B agreed to issue stock options as compensation to members of senior management or other key personnel subject to their performance, contributions and positions.

Clause 32. The board of directors may dismiss General Manager, Chief Financial Officer or Vice General Managers or other managerial staff at any time by resolution due to jobbery, serious abuse or fault. Claims against them for loss may be made. In case of violence against criminal laws such as embezzlement of the joint venture’s asset, criminal lawsuits may be made.

Chapter 9 Labor Force Management and Labor Union

Clause 33. The board of directors shall work out programs, pursuant to “Law of Labor Contract of the People’s Republic of China,” “Regulations for Labor Force Management in Sino-Foreign Joint Venture” and other applicable Chinese regulations, in terms of employment, dismissal, salary, labor insurance, welfare and reward or punishment of employees. Labor contracts shall be signed between the joint venture and employees collectively or separately.

Clause 34. The employees of the joint venture shall have the right to set up labor union pursuant to “Law of Labor Union of the People’s Republic of China” Tasks of the union are as follows: to legally protect employees’ democratic right and material interest, assist the joint venture to arrange and reasonably use reward and welfare funds; organize employees to study professional skills, scientific and technical knowledge, conduct art or sport activities; educate employees to observe labor disciplines; carry out labor contract and fulfill all kinds of tasks of the joint venture.

Clause 35. The joint venture shall pay 2% of total actual salaries paid to employees each month as funds of labor union. The labor union shall employ such funds pursuant to “Method of Management of Labor Union Fund” stipulated by General Labor Union of P.R. China.

Chapter 10 Tax, Accounting, Audit and Foreign Exchange

Clause 36. The joint venture and employees shall pay taxes pursuant to relevant Chinese laws and regulations.

Clause 37. The joint venture shall accrue statutory accumulation fund pursuant to “Company Law of the People’s Republic of China” and “Law of the People's Republic of China on Chinese-Foreign Joint Ventures”. Reserve fund, social benefit fund, development fund and welfare and reward fund shall be accrued in proportion approved by the Board of Directors.

Clause 38. The joint venture’s fiscal year starts on January 1 and ends on December 31 each year. Vouchers, bills of document, financial records (statements) and book keeping shall be made in Chinese.

Clause 39. The joint venture shall employ Chinese CPA to conduct annual audit. Audit report shall be submitted to General Manager and Board of Directors.

In case that Party A or Party B deems it is necessary to employ American CPA or Chinese CPA to conduct annual audit or interim audit, the joint venture shall agree with it and provide necessary assistance.

Clause 40. The Chief Financial Officer shall be responsible for compiling balance sheets, income statement and proposal of profit distribution of previous fiscal year in the first two months of each year. These financial statements shall be submitted to board meeting for approval.

Clause 41. All matters in connection with foreign exchange shall be processed pursuant to “Regulations on Foreign Exchange Control of the People’s Republic of China” and other relevant regulations.

Chapter 11 Term of the Joint Venture and Asset Disposal after Expiry of the Term

Clause 42. Term of the joint venture shall be fifteen years commencing on the date the joint venture’s business license has been issued by relevant authorities.

Clause 43. Application for extend of the joint venture term shall be submitted to relevant authorities within six months prior to the expiry of term subject to proposal from any party and unanimous resolution of the Board of Directors.

Clause 44. Liquidation shall be conducted pursuant to relevant laws and regulations after expiry of term or termination of the joint venture. Liquidated assets shall be distributed to the parties after payment of income tax in proportion of ownership.

Chapter 12 Liabilities for Breach of Contract

Clause 45. In case of fundamental breach of this contract due to Party A’s failure of performance of provisions sets forth by item (1) of Clause 14 hereof, or its failure of the extend of the lease agreement of the operation site within two months after issuance of business license, Party B may suspend to perform its obligation of investment until Party A completes relevant procedures of transference and extend; In case that Party A fails to complete such procedures within three months after issuance of business license, Party B has the right to terminate this contract with approval of the relevant authorities and Party A shall be responsible for paying expenses occurred in connection with the attempt of setting up of the joint venture.

Clause 46. In case that any party fails to make investment on schedule set forth by Chapter 5 hereof, the defaulting party shall pay to the other party 1% of the overdue contribution each month starting from the first month after exceeding the time limit. In case the defaulting party delays contributing investment for over three months, 3% of overdue contribution shall be paid to the other party as liquidation damages and the other party shall have the right to terminate the contract in accordance with Clause 52 hereof with approval of the authorities and demand the defaulting party to pay compensations for actual economic loss.

Clause 47. Party A shall be responsible for handling and repaying any indebtedness of itself or its related parties when claimed by any third party against the joint venture, which are not contained in the asset appraisal report and occurred prior to establishment of the joint venture (if any). Party A shall make compensations for losses suffered by the joint venture or Party B resulting from the above-mentioned issue.

Clause 48. In case that Party A breaches provisions set forth in item (5) of Clause 13 hereof to conduct business competing with the join venture, it shall stop such business upon receiving notice from the joint venture or Party B. In case that Party A fails to stop such business within one month after receiving notice, it shall pay RMB 100,000 Yuan to Party B as compensation. The compensation shall increase by 50% each month.

Clause 49. In case that the agreement and/or its Exhibits thereof cannot be partially or fully executed due to fault of any party, such party shall bear the responsibility for breach; in case that fault is made by both parties, both parties shall take the responsibility for breach respectively.

Chapter 13 Modification, Change and Termination

Clause 50. Any amendment to this contract or its Exhibits thereof shall be made by written agreement of both parties and approved by the relevant authorities. Otherwise, amendments shall not be effective.

Clause 51. In case of inability to fulfill the contract or to continue operation due to heavy losses in successive years as a result of force majeure, the duration of the joint venture and the contract shall be terminated before the time of expiration after being unanimously agreed upon by the board of directors and approved by the original approval authority.

Clause 52. Should the joint venture be unable to continue its operation or achieve its business purpose due to the fact that one of the contracting parties fails to fulfill the obligations prescribed by the contract and articles of association, or seriously violates the provisions of the contract and articles of association, that party shall be deemed to have unilaterally terminated the contract. The other party shall have the right to terminate the contract in accordance with the provisions of the contract after approval by the original approval authority, and to claim damages. In case Party A and Party B of the joint venture company agree to continue the operation, the party who fails to fulfill its obligations shall be liable for the economic losses caused thereby to the joint venture.

Chapter 14 Force Majeure

Clause 53. Should either of the parties to the contract be prevented from executing the contract by force majeure, such as earthquake, typhoon, flood, fire, war or other unforeseen events, and their occurrence and consequences are unpreventable and unavoidable, the prevented party shall notify the other party in written form without any delay, and within 15 days thereafter provide detailed information of the events and a valid document for evidence issued by the relevant public notary organization explaining the reason of its inability to execute or delay the execution of all or part of the contract. Both parties shall, through consultations, decide whether to terminate the contract or to exempt part of the obligations for implementation of the contract or whether to delay the execution of the contract according to the effects of the events on the performance of the contract.

Chapter 15 Applicable Laws

Clause 54. Laws of P.R. China shall be applicable to and govern establishment, validity, interpretation, performance of the contract and settlement of dispute.

Chapter 16 Settlement of Dispute

Clause 55. Any disputes arising from the execution of, or in connection with, the contract shall be settled through friendly consultations between both parties. In case no settlement can be reached through consultations, the disputes shall be submitted to the Foreign Economic and Trade Arbitration Commission of the China Council for the Promotion of International Trade for arbitration in accordance with its rules of procedure. The arbitral award is final and binding upon both parties.

Clause 56. Except for provisions hereof under process of arbitration, other provisions hereof shall be performed without any affect.

Chapter 17 Language

Clause 57. The agreement has been written in Chinese.

Clause 58. The agreement is made into five sets, of which each party holds one set, two sets are submitted to approval authorities and registration authorities respectively and one set is maintained as file.

Chapter 18 Effectiveness and Others

Clause 59. The following exhibits shall be an integrated part to the contract:

(1)  Party A’s Asset Appraisal Report.

(2)  Party A’s Loan Breakdowns.

(3)  Articles of Association of the Joint Venture. In case that there is any conflict or discrepancy between the Articles of Association and the contract, the contract shall be prevailing.

Clause 60. The parties are obligated to inform the other party by registered mail of any notice related to rights or obligations of the counterparties after sending it by fax or email. The addresses of the parties specified in the contract shall be the notice address. In case that any party changes its address, it shall inform the other party in advance.

Clause 61. The contract and its Exhibits thereof shall be approved by Shijiazhuang Municipal Bureau of Commerce, Hebei Province. The contract shall become effective at the date of approval.

Clause 62. The agreement has been signed and executed by representatives of both parties on May 22, 2008 in Shijiazhuang City, China.

Party A: Hebei Huaxing Pharmaceuticals Co., Ltd.

Signature: __________________________

Chairman: Li Ruijun

Date: May 22, 2008

Party B: Kiwa Bio-tech Products Group Corporation

Signature: __________________________

chairman: Li Wei

Date: May 22, 2008

Exhibits

Exhibit No.1: “The Assets Appraisal Report of Hebei Huaxing Pharmaceuticals Co., Ltd.” [Jinboping zi (2008) No.3], issued by Beijing Bochan Appraisal Co., Ltd.

Exhibit No.2: Breakdowns of the extended Loans of Hebei Huaxing Pharmaceuticals Co., Ltd.

Exhibit No.3: The Articles of Association of the joint venture